Exhibit 99.1

FOR IMMEDIATE RELEASE

From:      DDL Electronics, Inc.          Contact: Rick Vitelle
           2151 Anchor Court                       Chief Financial Officer
           Newbury Park, California  91320         (805) 376-9415, ext. 142


          DDL ELECTRONICS SIGNS AGREEMENT IN PRINCIPLE TO MERGE

NEWBURY PARK, CA, May 30, 1997 -- DDL Electronics, Inc. (NYSE:DDL) announced today that it has reached an agreement in principle with Century Electronics Manufacturing, Inc. to merge the two companies. The agreement also commits Century to provide up to $3.3 million for the retirement of certain short-term debt of DDL on June 27, 1997. The merger is expected to close in September 1997 and is subject to the completion of a definitive merger agreement, stockholder approvals and certain other conditions which are beyond the control of DDL. The agreement stipulates that DDL will exchange 33 million shares of its common stock to acquire 100% of the equity interest in Century. The merger will be accounted for as a purchase.

Century is a contract electronics manufacturer with headquarters in Southborough, Massachusetts and with operations in Massachusetts and England. For the three months ended March 31, 1997, Century recorded revenue of $24.6 million and earnings before taxes of $263,000. Century had total stockholders' equity at December 31, 1996 of $21.5 million. Century is currently a majority-owned subsidiary of Centennial Technologies, Inc. (OTC:CENL).

"We are very excited to be able to take advantage of this opportunity to add critical mass and a blue chip customer base to our existing business at a time when global reach and strong financial resources are growing increasingly important in our industry," said Gregory L. Horton, President and CEO of DDL. "We believe that this will be a highly synergistic merger because our two companies have complementary strengths and management teams. We also believe this merger will allow us to substantially strengthen our capital structure going forward, with an initial combined annual revenue run rate in excess of $150 million. I am particularly excited about working with Les Sainsbury and his experienced management team."

Les Sainsbury, President and CEO of Century, said, "The capabilities of the combined companies are truly impressive. We enthusiastically look forward to being able to combine Century's growing business base with DDL's world-class contract electronics manufacturing infrastructure. Greg Horton and I share a strategic vision of providing high levels of service in locations that are close to our customers."

DDL is an independent provider of electronic manufacturing services
("EMS") for electronic equipment manufacturers. DDL also manufactures printed circuit boards ("PCBs") for use primarily in the computer, communications and instrumentation industries. Its EMS facilities are located in Southern California and in Northern Ireland, and its PCB facilities are located in Northern Ireland. DDL reported revenue of $13.6 million for the three months ended March 31, 1997 and earnings before taxes of $134,000. At May 29, 1997, DDL had 23,102,047 shares outstanding. DDL is a New York Stock Exchange listed company with headquarters in Newbury Park, California.

Certain statements made above are forward-looking in nature and reflect DDL's forecasts, current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differences would include, without limitation, the factors described as "Risk Factors" in DDL's Registration Statement on Form S-3 (No. 333-02969) on file with the Securities and Exchange Commission.